                                                                FMC Corporation
                                                                Quarterly Report
                                                                on Form 10-Q for
                                                                March 31, 1997

Exhibit 12  Computation of Ratios of Earnings to Fixed Charges
            (In millions, except ratio data)


                                          Three Months Ended
                                              March 31,
                                         --------------------
                                           1997       1996
                                         ---------  ---------
Earnings:

 Income from continuing operations
  before income taxes                      $ 56.3     $ 80.0
 Minority interests                          19.1       23.5
 Undistributed (earnings) losses of
  affiliates                                 (5.2)      (2.9)
 Interest expense and amortization
  of debt discount, fees and expenses        31.9       24.0
 Amortization of capitalized interest         1.8        1.8
 Interest included in rental expense          4.2        3.7
                                           ------     ------
Total earnings                             $108.1     $130.1
                                           ======     ======


Fixed charges:

 Interest expense and amortization
  of debt discount, fees and expenses      $ 31.9     $ 24.0
 Interest capitalized as part of
  fixed assets                                0.6        3.7
 Interest included in rental expense          4.2        3.7
                                           ------     ------
Total fixed charges                        $ 36.7     $ 31.4
                                           ======     ======


Ratio of earnings to fixed charges            2.9x       4.1x
                                           ======     ======
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